EXHIBIT 99.2

EXECUTION COPY

LOAN AGREEMENT

dated as of

August 16, 2012

between

A123 SYSTEMS, INC.

and

WANXIANG AMERICA CORPORATION

-i-

(Continued)

-ii-

(Continued)

Page

SCHEDULES:

Schedule 1.01 – Existing Letters of Credit
Schedule 3.03 – Governmental Approvals
Schedule 3.04 – Material Adverse Effect Exceptions
Schedule 3.05 - Properties
Schedule 3.06 - Disclosed Matters
Schedule 3.09 - Tax Matters
Schedule 3.12 - Specified Agreements
Schedule 3.14 - Insurance
Schedule 3.15 - Capitalization and Subsidiaries
Schedule 6.01 - Existing Indebtedness
Schedule 6.02 - Existing Liens
Schedule 6.04 - Existing Investments
Schedule 6.09 - Existing Restrictions

-iii-

(Continued)

Page
EXHIBITS:

Exhibit A                      Form of Opinion of Borrower’s Counsel
Exhibit B                      Form of Compliance Certificate
Exhibit C                      [Reserved]
Exhibit D                      List of Closing Documents
Exhibit E                      Form of Bridge Warrants
Exhibit F                      [Reserved]
Exhibit G                      Form of Borrowing Request
Exhibit H                      Form of Note

-iv-

This LOAN AGREEMENT, dated as of August 16, 2012 (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and between A123 SYSTEMS, INC. (the “Borrower”) and WANXIANG AMERICA CORPORATION (“Wanxiang”) as the initial lender (the “Lender”) hereunder and as agent for itself and each other Person that may from time to time be a “Lender” hereunder.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning assigned to such term in the preamble.

“Alternative Financing” means debt or equity financing from a Person which is not the Lender or an Affiliate of the Lender; provided that the term “Alternative Financing” shall not include (i) any Indebtedness permitted under Section 6.01 or (ii) any Equity Interests issued in accordance with stock option plans or other benefit plans for management or employees of the Borrower or any Loan Party in effect as of July 31, 2012.

“Alternative Financing Event” shall occur if (i) the Initial Loan is advanced by the Lender and (ii) within one year after the date of the Initial Loan the Borrower or any Subsidiary receives Alternative Financing without the Lender’s approval; provided that, if any such Alternative Financing occurs after the later of (x) one hundred eighty (180) days following the date of the Initial Loan and (y) the Securities Purchase Agreement Termination Date and if, as of the date of such Alternative Financing, the condition to closing set forth in Section 4.10 of the Securities Purchase Agreement shall, through no fault of the Borrower, not have been satisfied, then the incurrence of such Alternative Financing shall not give rise to an Alternative Financing Event.

“Availability Period” means the period from and including the Effective Date to but excluding the earliest of (i) the eighteen (18) month anniversary of the Effective Date, (ii) the Senior Secured Convertible Notes Issuance Date, (iii) the occurrence of a Prepayment Event and (iv) the date of termination of the commitment of the Lender to make Loans pursuant to Article VII.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble.

“Borrowing Date” has the meaning assigned to such term in Section 2.01.

“Borrowing Request” means a request by the Borrower for a Loan in accordance with Section 2.02.

“Bridge Warrant Shares” means any shares of Common Stock issued upon the exercise of the Bridge Warrants.

“Bridge Warrants” means the Initial Bridge Warrants and the Subsequent Bridge Warrants.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Expenditures” means, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP; provided that, for purposes of Section 6.11, such amounts will be measured on a “net” basis after giving effect to matching programs from the U.S. Department of Energy.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Card/FX Obligations” means the obligations described in clause (ii) of the definition of Existing Letters of Credit.

“Change in Control” means the occurrence of any of the following circumstances:

(a) any “person” (other than the Lender or its Affiliates) or “group” (other than a group of which the Lender or any of its Affiliates is a member) (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (x) 30% of the aggregate ordinary voting power represented by issued and outstanding Common Stock or (y) 30% or more of the shares of Voting Stock of the Borrower not held by such Person or Persons as of the date hereof;

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors of the Borrower cease to be composed of individuals (i) who were members of that board on the first day of such period, (ii) whose election or nomination to that board was approved by (x) individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (y) the Lender or its Affiliates, (iii) any individual who was nominated by the Lender or its Affiliates or appointed to the board with the consent of the Lender or its Affiliates in connection with issuance by the Borrower of its Senior Secured Convertible Notes or (iv) whose election or nomination to that board was approved by individuals referred to in clauses (i), (ii) and (iii) above constituting at the time of such election or nomination at least a majority of that board; or

(c) the acquisition of direct or indirect Control of the Borrower by any Person other than the Lender and its Affiliates or group that does not include the Lender or any of its Affiliates.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, or (c) compliance by the Lender with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning assigned to such term in the Security Agreement.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages and any other documents pursuant to which a Person grants a Lien upon any real or personal property as security for payment of the Secured Obligations.

“Commitment” means the aggregate commitment of the Lender to make the Loans and procure issuance of the Letter of Credit pursuant to Article II, in an aggregate principal amount and face amount at any one time outstanding not to exceed Seventy-Five Million Dollars ($75,000,000), as such amount is reduced from time to time in accordance with this Agreement.

“Common Stock” means the Borrower’s common stock, par value $0.001 per share.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deposit Account Control Agreement” has the meaning assigned to such term in the Security Agreement.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in the Borrower’s publicly available filings with the Securities and Exchange Commission filed on or prior to the date hereof or in Schedule 3.06.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the thirty (30) day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Subsidiary” means, as of the Effective Date, each of Grid Storage Holdings LLC, A123 Systems UK, Ltd. and A123 Systems China Co., Ltd., but only for so long as each such Subsidiary (i) owns no Intellectual Property (as defined in the Security Agreement), (ii) owns no other material property other than any such property used in the process of winding down the operations of such Subsidiary and (iii) is inactive, in the process of winding down or being liquidated or is otherwise immaterial.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to the Lender:

(a)           Taxes imposed on (or measured by) net income (however denominated) or franchise Taxes by the United States of America, or by the jurisdiction under the laws of which the Lender is organized or in which its principal office is located or that are Other Connection Taxes,

(b)           any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which the Lender is located,

(c)           U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in the Loans or Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loans or Commitment or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.09, amounts with respect to such Taxes were payable either to the Lender's assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office,

(d)           Taxes attributable to the Lender’s failure to comply with Section 2.09(f), and

(e)           any U.S. federal withholding Taxes imposed under FATCA.

“Existing Convertible Notes” means (i) the HB Notes and (ii) the 3.75% Convertible Subordinated Notes issued pursuant to that certain indenture (as amended, supplemented or otherwise modified from time to time) dated as of April 6, 2011.

“Existing Letters of Credit” means (i) letters of credit issued by Silicon Valley Bank for the account of the Borrower set forth on Schedule 1.01 and (ii) certain reimbursement obligations of the Borrower to Silicon Valley Bank in respect of merchant card services, business credit card services and foreign exchange transactions, in each case for clauses (i) and (ii), as in effect on the Effective Date and not giving effect to any renewals or extensions thereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Lender from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financing Fee” has the meaning assigned to such term in Section 2.06(a).

“Fixtures” has the meaning assigned to such term in the Security Agreement.

“Foreign Lender” has the meaning assigned to such term in Section 2.09(f)(B).

“Fundamental Change” shall occur if any of the following have occurred, directly or indirectly, in one or more related transactions:

(a)           any sale, transfer, assignment, conveyance or other disposition (including pursuant to a sale and leaseback transaction or a grant of an exclusive license) of all or substantially all the assets of the Borrower or any other Loan Party;

(b)           any consolidation or merger of the Borrower or any other Loan Party with or into another Person (whether or not the Borrower or such other Loan Party is the surviving entity);

(c)           any liquidation, winding up or dissolution of the Borrower of any other Loan Party;

(d)           any reorganization, recapitalization or reclassification of the Voting Stock of the Borrower; or

(e)           any Change in Control.

“Funding Account” has the meaning assigned to such term in Section 4.02(h).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any political subdivision thereof, whether state or local, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HB Notes” means, collectively, any notes issued to Hudson Bay Master Fund Ltd. and certain other buyers pursuant to the Amended and Restated Securities Purchase Agreement, dated May 23, 2012 between the Borrower and such buyers, including, without limitation, the 6% Senior Convertible Notes in aggregate original principal amount of $50,000,000 issued by the Borrower on May 24, 2012, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), which purchase price is (i) due more than 90 days after the date of incurrence or the obligations in respect thereof or (ii) evidenced by a note or similar written instrument), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) that portion of Capital Lease Obligations of such Person that is properly classified as a liability on a balance sheet in conformity with GAAP, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all obligations of such Person under any liquidated earn-out and (k) any other Off-Balance Sheet Liability of such Person.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

“Initial Bridge Warrants” means Warrants to Purchase Common Stock issued in connection with the Initial Loan made on or about the Effective Date, which warrants shall be in substantially the form of Exhibit E hereto, duly completed in accordance with the instructions for “W1” set forth therein.

“Initial Loan” has the meaning assigned to such term in Section 2.01.

“Initial Loan Date” has the meaning assigned to such term in Section 4.02.

“Interest Payment Date” means the first day of each calendar quarter and the Maturity Date, and if such day is not a Business Day, the immediately succeeding Business Day.

“IRS” means the United States Internal Revenue Service.

“Junior Lien Intercreditor Agreement” shall mean any intercreditor agreement by and among the Junior Representative, the Loan Parties and the Lender, in form and substance satisfactory to the Lender.

“Junior Representative” means, with respect to any series of Permitted Second Priority Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Latest Maturity Date” means, at any date of determination, the later of (a) the Maturity Date and (b) the maturity date in respect of the Senior Secured Convertible Notes.

“LC Collateral Account” has the meaning assigned to such term in Section 2.13(f).

“LC Disbursement” means any payment made by the Lender to or for the benefit of the LC Issuer in reimbursement for any drawing that shall have been made under the Letter of Credit.

“LC Face Amount” means, at any time, the aggregate face amount of the Letter of Credit at such time.

LC Fee” has the meaning assigned to such term in Section 2.13(e).

“LC Issuer” means any entity that issues the Letter of Credit pursuant to Section 2.13(a).

“LC Obligations” means, collectively, (a) all Reimbursement Obligations, (b) all interest payable hereunder in respect of Reimbursement Obligations, (c) all fees payable hereunder pursuant to Section 2.13(e), (d) a letter of credit fee equal to $250,050, and (e) all opening, confirming, advisory, drawing, processing and other customary charges by the LC Issuer to the Lender.

“Letter of Credit” has the meaning assigned to such term in Section 2.13.

“Lender” has the meaning assigned to such term in the preamble.  The term “Lender” shall include any successors and assigns of Wanxiang as the initial Lender pursuant to Section 8.04.  In the event that, by reason of any assignment or participation, more than one Person shall then have rights and obligations hereunder as “Lender,” Wanxiang shall act as agent for all such Lenders.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” has the meaning assigned to such term in Section 2.01.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, the Collateral Documents, the Loan Guaranty, the Bridge Warrants and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Lender in connection with this

Agreement or the transactions contemplated hereby.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means each Subsidiary of the Borrower that delivers or becomes a party to a Loan Guaranty.

“Loan Guaranty” means each Guarantee, in form and substance satisfactory to the Lender, delivered by each Loan Guarantor, as it may be amended or modified and in effect from time to time.

“Loan Parties” means the Borrower, the Loan Guarantors and their successors and assigns.

“MA-CEC” has the meaning assigned to such term in Section 2.01(b).

“MA-CEC Intercreditor Agreement” has the meaning assigned to such term in Section 2.01(b).

“MA-CEC LSA” has the meaning assigned to such term in Section 2.01(b).

“Mandatory Prepayment Date” has the meaning assigned to such term in Section 2.05.

“Margin Stock” has the meaning assigned to such term in Section 3.19.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Lender’s Liens on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Lender under any of the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $1,000,000.  For purposes of determining Material Indebtedness, the “obligations” of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means August 16, 2014.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Lender securing the Obligations on real property of a Loan Party, including any amendment, modification or supplement thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Nasdaq” means either NASDAQ Global Select Market or NASDAQ Capital Market.

“NPA Obligations” means all unpaid principal of and accrued and unpaid interest on the Senior Secured Convertible Notes, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the holders of the Senior Secured Convertible Notes or any indemnified party arising under or in connection with the Securities Purchase Agreement, the Senior Secured Convertible Notes or any instrument, document or agreement executed in connection therewith.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lender or any indemnified party arising under the Loan Documents, including, without limitation, all LC Obligations.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Taxes (other than a connection arising from the Lender having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document), or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” has the meaning assigned to such term in Section 8.04(c).

“Participant Register” has the meaning assigned to such term in Section 8.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)           Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;

(c)           pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)           deposits to secure the performance of bids, trade contracts, leases, government contracts, statutory obligations, surety and appeal bonds, performance and return-of-money bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)           judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)           easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(h)           any interest of a lessor or sublessor under any lease of real estate permitted hereunder;

(i)           non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary court of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of the Borrower or such Subsidiary;

(j)           purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(k)           exclusive licenses in effect as of the date of this Agreement that do not purport to grant a security interest therein and are limited in geographical scope to territories outside of the United States; and

(l)           Liens existing as of the Effective Date on the Excluded Property (as defined in the Security Agreement); provided that, with respect to the MA-CEC Collateral and the Choose Michigan Collateral (each as defined in the Security Agreement), the Indebtedness secured thereby (other than any interest accruing thereon) shall not be increased and upon repayment of any such Indebtedness the related Lien in such MA-CEC Collateral and such Choose Michigan Collateral shall cease to be a Permitted Encumbrance;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clause (e) above.

“Permitted First Priority Bridge Indebtedness” shall mean secured Indebtedness incurred by the Borrower in the form of one or more series of first lien (or other priority lien) secured notes or loans; provided that (a) such Indebtedness has commercially reasonably terms; (b) the Lender has consented to such Indebtedness, such consent not to be unreasonably withheld; (c) such Indebtedness shall not be subject to any prepayment fee or similar feature; (d) no Person shall have received or be entitled to receive any Equity Interest in the Borrower or any of its Subsidiaries in connection with the incurrence of such Indebtedness; (e) the Lender shall, on demand, have the unconditional right to acquire or refinance such Indebtedness for an amount not greater than the outstanding principal amount thereof (it being understood that the Borrower shall thereupon pay all accrued and unpaid interest and related breakage costs in connection therewith); (f) the aggregate principal amount of such Indebtedness shall not be less than the lesser of (i) $75,000,000 and (ii) the aggregate amount of the Obligations as of the date of incurrence of such Indebtedness; (g) the proceeds of such Indebtedness shall be applied toward the repayment in full of the Obligations hereunder; and (h) the Person or Persons funding such Indebtedness shall have assumed all obligations and liabilities of the Lender in respect of the Letter of Credit, in a manner satisfactory to the Lender and the LC Issuer.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)           money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s, and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Second Priority Indebtedness” shall mean secured Indebtedness incurred by the Borrower in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (a) such Indebtedness has a maturity no earlier than, and a Weighted Average Life to Maturity equal to or greater than the Latest Maturity Date, (b) such Indebtedness has commercial terms and provisions (including, without limitation as relates to any prepayment fee or similar feature) reasonably satisfactory to the Lender, (c) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Loan Guarantors, (d) such Indebtedness does not have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment, sinking fund obligations or prepayments at the option of the holders thereof (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Loans and all other Obligations), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred, (e) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Secured Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (f) a Supplemental Financing Event shall have occurred prior to the incurrence of such Indebtedness, (g) the Lender shall have consented to such Indebtedness, such consent not to be unreasonably withheld, (h) the aggregate principal amount of such Indebtedness does not exceed the difference between (i) $75,000,000 and (ii) the amount equal to the sum of the aggregate outstanding principal amount of the Loans and Reimbursement Obligations under this Agreement plus the undrawn LC Face Amount, and (i) the Borrower, the Loan Parties, the Lender and the Junior Representative for such Indebtedness shall have executed and delivered a Junior Lien Intercreditor Agreement subordinating the liens and rights of payment and enforcement of the Junior Representative (and all Persons for whom the Junior Representative acts as agent in connection with such Indebtedness) to the prior liens and rights of payment and enforcement of the Lender on such terms as shall be satisfactory to the Lender, (j) no Person shall have received or be entitled to receive any Equity Interest in the Borrower or any of its Subsidiaries in connection with the incurrence of such Indebtedness, and (k) the Lender shall, on demand, have the unconditional right to acquire or refinance such Indebtedness for an amount not greater than the outstanding principal amount thereof (it being understood that the Borrower shall thereupon pay all accrued and unpaid interest and related breakage costs in connection therewith).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means the occurrence of any of the following events:

(a)           a Fundamental Change shall occur; or

(b)           the Borrower shall procure any Alternative Financing;

provided that, the procurement by the Borrower of Alternative Financing shall not constitute a Prepayment Event under clause (b) above if, on the incurrence thereof, (i) such Alternative Financing constitutes Permitted Second Priority Indebtedness and (ii) the aggregate principal amount of the Permitted Second Priority Indebtedness then outstanding does not exceed the limit set forth in definition of Permitted Second Priority Indebtedness.

“Prepayment Fee” has the meaning assigned to such term in Section 2.06(c).

“Projections” has the meaning assigned to such term in Section 5.01(f).

“Reimbursement Obligations” has the meaning assigned to such term in Section 2.13.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Report” means reports prepared by the Lender or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrower, after the Lender has exercised its rights of inspection pursuant to this Agreement.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Secured Obligations” means (i) all Obligations and (ii) all NPA Obligations; provided that “Secured Obligations” shall exclude any obligations in connection with Lender’s Equity Interests or Voting Stock in Borrower or any of its Subsidiaries or warrant agreements and other similar instruments granted to Lender in connection with the Equity Interests or Voting Stock of Borrower or its Subsidiaries.

“Securities Account Control Agreement” has the meaning assigned to such term in the Security Agreement.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement dated August 16, 2012 between the Borrower and Wanxiang Clean Energy USA Corp.

“Securities Purchase Agreement Termination Date” means the date the Securities Purchase Agreement shall for any reason terminate or cease to be in effect.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the Initial Loan Date between the Loan Parties and the Lender, and any other pledge or security agreement entered into after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

Senior Secured Convertible Notes” means the Borrower’s 8.0% Senior Secured Convertible Notes in the aggregate amount of up to $200,000,000, issued after the Effective Date and purchased by the Lender or its Affiliates pursuant to the Securities Purchase Agreement.

“Senior Secured Convertible Notes Issuance Date” means a date on which the Borrower issues its Senior Secured Convertible Notes.

“Specified Agreements” means the material agreements and contracts to which any Loan Party is a party or is bound as of the date of this Agreement and that are set forth on Schedule 3.12.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person, the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Lender.

“Subsequent Bridge Warrants” means Warrants to Purchase Common Stock issued (i) in connection with the second Loan hereunder, which warrants shall be in substantially the form of Exhibit E hereto, duly completed in accordance with the instructions for “W2” set forth therein, and (ii) in connection with the third Loan hereunder, which warrants shall be in substantially the form of Exhibit E hereto, duly completed in accordance with the instructions for “W3” set forth therein.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Borrower or a Loan Party, as applicable.

“Supplemental Financing Event” means the occurrence of any of the following circumstances:

(a)           a funding hereunder shall fail to have been made under the following circumstances:

(i)           the Borrower shall have requested a Loan in accordance with Section 2.02 on or after October 8, 2012;

(ii)           the Borrower shall have used its best efforts to timely satisfy the conditions to subsequent Loans set forth in Section 4.03  in respect of the requested Loan, but one or more of such conditions (other than clause (i) or (j) thereof) shall not have been satisfied as of the date proposed for the making of the requested Loan; and

(iii)           the Lender shall have advised the Borrower that the requested Loan would not be made by reason of the failure of the Borrower to satisfy the conditions set forth in Section 4.03 (other than clause (i) or (j) thereof); or

(b)           a funding hereunder shall fail to have been made under the following circumstances:

(i)           the Borrower shall have requested a Loan in accordance with Section 2.02 on or after October 8, 2012;

(ii)           the Borrower shall have timely satisfied the conditions to subsequent Loans set forth in Section 4.03 (other than clause (i) or (j) thereof) in respect of the requested Loan, but through no fault of the Borrower the condition set forth in Section 4.03(i) or (j) shall not have been satisfied as of the date proposed for the making of the requested Loan; and

(iii)           the Lender shall have advised the Borrower that the requested Loan would not be made by reason of the inability to satisfy the condition set forth in clause (i) or (j) of Section 4.03.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Tax Returns” means any federal, state, local or foreign return, declaration, report, statement, claim for refund, amended returns and declarations of estimated taxes (including all attached schedules) filed or required to be filed with any Governmental Entity with respect to Taxes.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Rate” means a rate per annum equal to 10.0%.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of the Bridge Warrants.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.09(f)(B)(iii).

“Wanxiang” has the meaning assigned to such term in the preamble.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then-outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Lender.

SECTION 1.02. Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.03. Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Lender notifies the Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party the Borrower or any Subsidiary at “fair value,” as defined therein.

ARTICLE II

The Credit

SECTION 2.01. Commitment.  (a) Subject to the terms and conditions set forth herein, the Lender agrees to make term loans (each, a “Loan”) to the Borrower from time to time, on any Business Day during the Availability Period (each such date, a “Borrowing Date”); provided that, the Borrower shall not be permitted to request a Loan on more than three (3) occasions during the Availability Period. The initial Loan (the “Initial Loan”) shall be in the principal amount of Fifteen Million Dollars ($15,000,000)  and shall be made on the Effective Date following satisfaction of the conditions precedent set forth in Sections 4.01 and 4.02.  A second and third Loan, each in the principal amount of Twenty-Five Million Dollars ($25,000,000), shall be made on such Borrowing Dates as may be requested by the Borrower, subject to the satisfaction of the conditions precedent set forth in Section 4.03.   Amounts repaid or prepaid in respect of any Loans may not be reborrowed.

(b) Proceeds of each Loan shall, following satisfaction by the Borrower of all applicable conditions precedent to the making of such Loan, be remitted by the Lender to such account of the

Borrower as the Borrower may direct in the related Borrowing Request; provided that, in the case of the Initial Loan, proceeds of such Loan in an amount equal to $2,500,000 (the “Reserve Amount”) shall be held in reserve by the Lender for (x) disbursement to the Borrower on the date following the Borrowing Date on which (i) the Massachusetts Clean Energy Technology Center (the “MA-CEC”) shall have confirmed, to the satisfaction of the Lender, that the security interest of the MA-CEC in the “Subordinate Collateral” (as such term is defined in that certain Loan and Security Agreement, dated as of October 8, 2010, between the MA-CEC and the Borrower, the “MA-CEC LSA”) is subordinate and junior to the security interest of the Lender in such assets and properties and (ii) the Borrower shall have requested that MA-CEC, and MA-CEC shall have agreed that it would, promptly execute an intercreditor agreement (the “MA-CEC Intercreditor Agreement”) with the Lender as contemplated in Section 1.4(d) of the MA-CEC LSA or (y) at the request of the Borrower, remittance of such Reserve Amount to the MA-CEC if the effect of such remittance, together with the application of any funds remitted to the MA-CEC by the Borrower, would be the satisfaction in full of all obligations of the Borrower to the MA-CEC, termination of the MA-CEC LSA and termination and release of all security interests granted by the Borrower to the MA-CEC pursuant thereto.

SECTION 2.02. Borrowing Procedures; Requests for Loans.  To request a Loan, the Borrower shall notify the Lender of such request by telephone not later than 12:00 noon, New York City time, on the Business Day immediately preceding the date of the requested Loan.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile or other electronic communication to the Lender of a written Borrowing Request in a form approved by the Lender and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the date of such Loan, which shall be a Business Day.

SECTION 2.03. Termination and Reduction of Commitment.  On each Borrowing Date the Commitment shall be reduced by $25,000,000.  Unless previously terminated or reduced to zero, the Commitment shall terminate simultaneously with the termination of the Availability Period.

SECTION 2.04. Repayment; Evidence of Debt.

(a)   The Borrower hereby unconditionally promises to pay to the Lender in full in cash, to the extent not previously paid, the then-unpaid principal amount of all Loans on the Maturity Date.

(b)   The Lender, acting solely for purposes of Treasury Regulation Section 5f.103-1(c) as an agent of the Borrower, shall maintain in accordance with its usual practice an account evidencing the indebtedness of the Borrower to the Lender or any assignee resulting from each Loan or assignment made by the Lender pursuant to this Agreement, including the amounts of principal and interest payable and paid to the Lender or any assignee from time to time hereunder.  Such account shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)   The entries made in the account maintained pursuant to paragraph (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such account or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(d)   The Lender may request that Loans made by it be evidenced by one or more promissory notes.  In such event, the Borrower shall prepare, execute and deliver to the Lender a promissory note or notes payable to the Lender (or, if requested by the Lender, to the Lender and its registered assigns) in substantially the form of Exhibit H.  Thereafter, the Loan(s) evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.05. Prepayment of Loans.

(a)   The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b)   The Borrower shall notify the Lender by telephone (confirmed by facsimile) of any prepayment hereunder not later than 12:00 noon, New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.07.

(c)   No later than the Business Day immediately following the occurrence of a Prepayment Event (the “Mandatory Prepayment Date”), the Borrower shall (i) prepay the Obligations in an amount equal to the sum of (A) the aggregate outstanding principal amount of the Loans, together with all accrued and unpaid interest thereon plus (B) all then unpaid Reimbursement Obligations, together with all accrued and unpaid interest thereon, plus (C) any amounts then due and payable under Section 2.06 and (ii) remit and pledge to the Lender as cash collateral an amount equal to 105% of the undrawn LC Face Amount.

SECTION 2.06. Fees.

(a)   Financing Fee.  Subject to Section 2.06(b), if an Alternative Financing Event shall occur prior to the Senior Secured Convertible Notes Issuance Date, the Borrower shall on the Mandatory Prepayment Date pay to the Lender as liquidated damages and compensation for the costs of being prepared to make funds available hereunder and in respect of the Senior Secured Convertible Notes an amount equal to the excess of $13,750,000 over the amount (if any) previously paid by the Borrower pursuant to Section 14.3 of the Securities Purchase Agreement (the “Financing Fee”).  The Borrower, the other Loan Parties and the Lender agree that such amount is a reasonable calculation of the Lender’s lost profits under this Agreement and in respect of the Senior Secured Convertible Notes in view of the difficulties and impracticality of determining actual damages based on a failure to consummate the transactions contemplated by this Agreement and the Securities Purchase Agreement.

(b)   Financing Fee Deferral and Forgiveness.  In the event the Borrower shall incur Permitted First Priority Bridge Indebtedness and repay (and, as applicable, cash collateralize) in full all the Obligations hereunder as required under Section 2.05(c), the obligation of the Borrower to pay the Financing Fee to the Lender in connection therewith shall be deferred and become due and payable in full on the Securities Purchase Agreement Termination Date; provided that if (x) the Securities Purchase Agreement Termination Date occurs more than one hundred eighty (180) following the date of the Initial Loan and (y) as of the Securities Purchase Agreement Termination Date, the condition to closing set forth in Section 4.10 of the Securities Purchase Agreement shall, through no fault of the Borrower, not have been satisfied, then the Borrower shall not be obligated to pay the Financing Fee arising in connection with the Permitted First Priority Bridge Indebtedness.  Furthermore, in the event the Senior Secured Convertible

Notes Issuance Date shall occur, and the Lender shall purchase the Senior Secured Convertible Notes contemplated under the Securities Purchase Agreement, the Borrower shall cease to have any obligation to pay the Financing Fee arising in connection with the Permitted First Priority Bridge Indebtedness.

(c)   Prepayment Fee.  Subject to Section 2.06(d), if a Prepayment Event shall occur prior to the Senior Secured Convertible Notes Issuance Date, the Borrower shall on the Mandatory Prepayment Date pay a fee (the “Prepayment Fee”) to the Lender in an amount equal to (i) in the case of any Prepayment Event occurring during the period from the date hereof to and including the first anniversary of the date hereof, ten percent (10%) of the sum of the aggregate principal amount of the Loans and Reimbursement Obligations outstanding plus the undrawn LC Face Amount on such date, before giving effect to any prepayment on such date, and (ii) in the case of any Prepayment Event occurring after the first anniversary of the date hereof, eight percent (8%) of the sum of the aggregate principal amount of the Loans and Reimbursement Obligations outstanding plus the undrawn LC Face Amount on such date, before giving effect to any prepayment on such date.

(d)   Prepayment Fee Deferral.  In the event the Borrower shall incur Permitted First Priority Bridge Indebtedness and repay (and, as applicable, cash collateralize) in full all the Obligations hereunder as required under Section 2.05(c), the obligation of the Borrower to pay the Prepayment Fee to the Lender in connection therewith shall be deferred and become due and payable in full on the Securities Purchase Agreement Termination Date.

(e)   Survival.  The obligations of the Borrower under this Section 2.06 shall survive termination of this Agreement and shall continue in effect until the date that is one year after the date of the Initial Loan hereunder; provided that if, prior to such date, an Alternative Financing Event shall have occurred, the obligations of the Borrower under this Section 2.06 shall continue in effect until any amount due under clause (a) hereof in connection with such Alternative Financing Event shall have been paid in full to the Lender or shall have ceased to be an obligation of the Borrower pursuant to the terms of Section 2.06(b).

(f)   General.  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Lender.  Fees paid shall not be refundable under any circumstances.

SECTION 2.07. Interest.

(a)   All Loans and Reimbursement Obligations shall bear interest at the Term Loan Rate.

(b)   Accrued interest on each Loan and the Reimbursement Obligations shall be payable in arrears on each Interest Payment Date for such Loan and the Reimbursement Obligations and upon termination of the Commitment; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan or Reimbursement Obligation, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(c)   Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, all Loans and Reimbursement Obligations and other amounts outstanding hereunder shall bear interest at 6½% plus the Term Loan Rate.

(d)   All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days and shall be payable for the actual number of days elapsed.

SECTION 2.08. Increased Costs.

(a)   If any Change in Law shall subject the Lender to any Taxes on its loans, loan principal, commitments, or other obligations, (other than (i) Taxes imposed on or with respect to any payment made by any Loan Party under any Loan Document and (ii) Other Connection Taxes on gross or net income, profits or receipts (including value-added or similar Taxes)), and the result of any of the foregoing shall be to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)   A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender as specified in paragraph (a) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(c)   Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180)-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.09. Taxes.

(a)   Withholding of Taxes; Gross-Up.  Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any applicable law.  If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.  If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Lender receives the amount it would have received had no such withholding been made.

(b)   Payment of Other Taxes by the Borrower.  The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)   Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(d)   Indemnification by the Borrower.  The Loan Parties shall jointly and severally indemnify the Lender for any Indemnified Taxes that are paid or payable by the Lender in connection with any Loan Document (including amounts paid or payable under this Section 2.09(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this Section 2.09(d) shall be paid within ten (10) days after the Lender delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by the Lender and describing the basis for the indemnification claim.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(e)   Treatment of Certain Refunds.  If the Lender determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.09 (including additional amounts paid pursuant to this Section 2.09), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of the Lender, shall repay to the Lender the amount paid pursuant to this Section 2.09(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event the Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.  Notwithstanding anything to the contrary in this Section 2.09(e), in no event will the Lender be required to pay any amount to any indemnifying party pursuant to this Section 2.09 if such payment would place the Lender in a less favorable position (on a net after-Tax basis) than the Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 2.09(e) shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(f)   Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower, at the time or times required by Law or as set out below, the following documents:

(A)           any Lender that is a United States Person as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)           any Lender that is not a United States Person as defined in Section 7701(a)(30) of the Code (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(i)   in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)   executed originals of IRS Form W-8ECI;

(iii)   in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv)   to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of any other form prescribed by applicable law requested by the Borrower as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(D)           if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered becomes inaccurate, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(g)   For purposes of this Section 2.09, the term “Lender” includes any assignee pursuant to Section 8.04(b) and the term “applicable law” includes FATCA.

SECTION 2.10. Payments Generally; Allocation of Proceeds.

(a)   The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Sections 2.08 or 2.09, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Lender to an account designated by the Lender in writing.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)   Any proceeds of Collateral received by the Lender for application under this Agreement (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), or (ii) after an Event of Default has occurred and is continuing and the Lender so elects such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Lender from the Borrower, second, to pay interest then due and payable on the Loans and the Reimbursement Obligations, third, to prepay principal on the Loans and the unreimbursed Reimbursement Obligations on a pro rata basis, fourth, to pay an amount to the Lender equal to one hundred five percent (105%) of the undrawn LC Face Amount, to be held as cash collateral for such Obligations, and fifth, to the payment of any other Secured Obligation due to the Lender by the Borrower.  The Lender shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c)   At the election of the Lender, all payments of fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 8.03), and other sums payable as of the Effective Date under the Loan Documents, may be paid from the proceeds of the Initial Loan made hereunder.

SECTION 2.11. Indemnity for Returned Payments.  If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Lender.  The provisions of this Section 2.13 shall be and remain effective notwithstanding any contrary action which may have been taken by the Lender in reliance upon such payment or application of proceeds.  The provisions of this Section 2.13 shall survive the termination of this Agreement.

SECTION 2.12. Allocation of Purchase Price.  The Lender and the Borrower shall endeavor in good faith to agree, as soon as reasonably practicable, to an allocation of the purchase price hereunder between any Loan and its related Bridge Warrants.

SECTION 2.13. Letters of Credit

(a)   General.  Subject to the terms and conditions set forth herein, in connection with the Initial Loan to be made by the Lender on or about the Effective Date, the Borrower may request that the Lender procure the issuance of one or more letters of credit (collectively, the “Letter of Credit”) for the benefit of Silicon Valley Bank to back-stop the Existing Letters of Credit; provided that the aggregate face amount of the Letter of Credit shall not exceed $10,000,000.

(b)   Terms of the Letter of Credit.  Unless the Lender shall otherwise agree, the Letter of Credit shall contain, and the issuance thereof shall be subject to, the following terms and conditions:

(i)           the aggregate face amount of the Letter of Credit shall not exceed an amount equal to $10,000,000;

(ii)           contemporaneous with the issuance of the Letter of Credit, Silicon Valley Bank shall release to the Borrower in immediately available funds all cash collateral then held by Silicon Valley Bank as collateral security for the Existing Letters of Credit (other than in respect of the Card/FX Obligations);

(iii)           the expiry date for the Letter of Credit shall be October 24, 2013, or such later date as may be acceptable to the Lender or such earlier date on which the face amount thereof shall be reduced to zero;

(iv)           with respect to each Existing Letter of Credit, the aggregate face amount of the Letter of Credit shall permanently reduce on the first extension or renewal date of such Existing Letter of Credit following the Effective Date (or on such later date as shall be acceptable to the Lender), without regard to whether such Existing Letter of Credit is extended or renewed, with the amount of such reduction being equal to the undrawn face amount of such Existing Letter of Credit;

(v)           a drawing under the Letter of Credit may be made by Silicon Valley Bank on presentment of a statement that a drawing has been made on an Existing Letter of Credit in an amount equal to the amount then being requested to be drawn under the Letter of Credit, and neither the LC Issuer, nor any advising or confirming bank, nor the Lender shall have any duty to inquire, investigate or otherwise undertake any measures to confirm the truth or accuracy of any such statement by Silicon Valley Bank in connection with any such presentment;

(vi)           upon the honoring of any drawing under the Letter of Credit, the face amount of the Letter of Credit shall permanently reduce by the amount of such drawing; and

(vii)           in the event the Lender is required to provide the LC Issuer any cash collateral or other assets as collateral security for the reimbursement obligations of the Lender in connection therewith, such cash collateral and other assets (A) shall be provided solely from the assets of the Lender, (B) shall not constitute or be deemed to constitute the proceeds of any advance or other extension of credit made by the Lender to the Borrower and (C) neither the Borrower nor any Loan Party shall have or be deemed to have any interest therein.

(c)   Reimbursement.  Each LC Disbursement made by the Lender to or for the benefit of the LC Issuer shall constitute an advance by the Lender to the Borrower in a principal amount equal to the amount of such LC Disbursement.  The Borrower unconditionally promises to pay to the Lender in full in cash, to the extent not previously paid, the then-unpaid principal amount of all such advances (the “Reimbursement Obligations”) on the Maturity Date.  Until repaid by the Borrower in full, the Reimbursement Obligations outstanding from time to time shall bear interest at the rate and payable on the dates set forth in Section 2.07.

(d)   Obligations Absolute.  The Borrower’s obligation to pay the LC Obligations shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of the Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under the Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the LC Issuer under the Letter of Credit against, or payment by Silicon Valley Bank under any Existing Letter of Credit against, presentation of a draft or other document that does not comply with the terms of the Letter of Credit or an Existing Letter of Credit, as applicable, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the LC Issuer nor Lender shall have any liability or responsibility by reason of or in connection with the issuance of the Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to the Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the LC Issuer or the Lender.  With respect to documents presented which appear on their face to be in substantial compliance with the terms of the Letter of Credit, the LC Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of the Letter of Credit.

(e)   Letter of Credit Fee.  The Borrower agrees to pay to the Lender a letter of credit fee (the “LC Fee”) for procuring the Letter of Credit.  The LC Fee shall accrue from the Effective Date to the date the Letter of Credit is surrendered for cancellation and shall, for each day, be equal to 10% per annum on the undrawn LC Face Amount on such day.  During the occurrence and continuance of an Event of Default, such rate per annum shall increase to 16½% . The LC Fee shall be payable in arrears on each Interest Payment Date and on the date the Letter of Credit is surrendered for cancellation.  In addition, the Borrower agrees to pay to the Lender all fees, costs and expenses of the Lender with respect to procuring and arranging for the issuance of the Letter of Credit or processing of drawings thereunder.  Such fees, costs and expenses incurred through and including the last day of each calendar quarter shall be payable on each Interest Payment Date; provided that all fees, costs and expenses incurred by the Lender in connection with the initial issuance of the Letter of Credit shall be payable in full on the Effective Date.

(f)   Cash Collateralization.  If any Default shall occur and be continuing, on the Business Day immediately following the Business Day on which the Borrower receives notice from the Lender demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account designated by the Lender in writing (the “LC Collateral Account”), an amount in cash equal to 105% of the undrawn LC Face Amount; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII.  Such deposit shall be held by the Lender as collateral for the payment and performance of the Secured Obligations in a non-interest bearing account and shall not bear any interest.  Moneys in the LC Collateral Account shall be applied by the Lender for the unpaid LC Obligations and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower in respect of future LC Disbursements and Reimbursement Obligations or, if the maturity of the Loans has been accelerated, be applied to satisfy other Secured Obligations.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of a Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within five Business Days after all such Defaults have been cured or waived as confirmed in writing by the Lender.

SECTION 2.14. Permitted Alternative Bridge Financing.

(a)   Permitted First Priority Bridge Indebtedness.  If the events described in clause (b) of the definition herein of “Supplemental Financing Event” shall have occurred, the Borrower shall be permitted to incur Permitted First Priority Bridge Indebtedness.

(b)   Exercise of Right to Purchase.  In the event the Lender shall elect in its sole discretion to acquire or refinance any Permitted First Priority Bridge Indebtedness, the Borrower shall use its reasonable best efforts to facilitate such acquisition or refinancing with the effect that the Lender shall thereupon hold a first priority security interest in the Collateral.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lender that:

SECTION 3.01. Organization; Powers.  Each Loan Party and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability.  The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders.  The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts.  The consummation of the Transactions by the Loan Parties (a) do not require any consent or approval of, registration or filing with,

or any other action by, any Governmental Authority, except (i) as set forth in Schedule 3.03, (ii) for such as have been obtained or made and are in full force and effect, (iii) for filings necessary to perfect Liens created pursuant to the Loan Documents and (iv) such as are applicable to the Lender by virtue of its owners or its relationship with China, Chinese entities and Chinese nationals, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a material default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or the assets of any Loan Party or any of its Subsidiaries, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a)   The Borrower has heretofore furnished to the Lender its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended 2011, reported on by Deloitte & Touche, LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2012, certified by its Financial Officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject, in the case of the statements referred to in clause (ii) above, to normal year-end audit, adjustments, that would not in the aggregate be material, and the absence of footnotes.

(b)   Except for the items listed on Schedule 3.04, no event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2011.

SECTION 3.05. Properties.

(a)   As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by each Loan Party.  Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any Loan Party party thereto or, to its knowledge, any other party to any such lease or sublease exists.  Each of the Loan Parties and its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property, free of all Liens other than those permitted by Section 6.02.

(b)   Each Loan Party and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 3.05, and the use thereof by each Loan Party and its Subsidiaries does not infringe in any material respect upon the rights of any other Person, and each Loan Party’s rights thereto are not subject to any licensing agreement or similar arrangement.

SECTION 3.06. Litigation and Environmental Matters.

(a)   There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the

Disclosed Matters) or (ii) that seeks to enjoin the performance of any obligations under this Agreement or the Transactions.

(b)   Except for the Disclosed Matters, (i) no Loan Party nor any of its Subsidiaries has received written notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability, and (ii) except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither any Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

(c)   Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements.  Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status.  Neither any Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes.  All material Tax Returns required to be filed by each Loan Party and its Subsidiaries have in fact been filed on a timely basis.   Such Tax Returns were correct and complete in all material respects.  All material Taxes imposed upon each Loan Party and/or its Subsidiaries and upon their property, income or franchises, that are due and payable (whether or not shown on any Tax Return) have been paid, except for any Taxes the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.   At Lender’s request, a Loan Party and/or its Subsidiaries will deliver documentary evidence of the payment of Taxes, or a particular Tax, to the Lender.  Except as set forth in Schedule 3.09, no Liens for Taxes (other than Permitted Encumbrances) have been filed and no claims are being asserted with respect to any such Taxes, and no Taxes are being contested by a Loan Party or any of its Subsidiaries.  Each Loan Party and its Subsidiaries have made in accordance with GAAP adequate book provision for liability for Taxes as of the date hereof (including, without limitation, any payment due pursuant to any tax sharing or allocation agreement) as such Taxes are or may become payable in respect of all tax periods ending on or prior to such date.  Except as set forth in Schedule 3.09, neither any Loan Party nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return with respect to income Taxes or any other material Taxes.  No claim has been made in the last six (6) years by a Governmental Authority in a jurisdiction in which a Loan Party or its Subsidiaries does not file Tax Returns that it is or may be subject to an income Tax or any other material Tax by that jurisdiction.  Except as set forth in Schedule 3.09, no Loan Party or any Subsidiary knows of any proposed additional Tax assessment against any of them.   Except as set forth in Schedule 3.09, no Tax Return of a Loan Party or any of its Subsidiaries is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority.  Neither any Loan Party nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation 1.6011-4(b).

SECTION 3.10. ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used to fund such Plans) did not, as of the date of the most recent financial statements reflecting such amounts, if any, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect.  All required contributions have been and will be made in accordance with the provisions of each Multiemployer Plan, except to the extent the same could not individually, or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and with respect to any Loan Party, there are, have been and will be no material Withdrawal Liabilities, except to the extent the same could not individually, or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure.  The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date, it being recognized by the Lender that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

SECTION 3.12. Material Agreements.  All Specified Agreements are listed on Schedule 3.12.  No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any Specified Agreement or (b) any agreement or instrument evidencing or governing Indebtedness.

SECTION 3.13. Solvency.

(a)   Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(b)   No Loan Party intends to, or will permit any of its Subsidiaries to, and believes that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.14. Insurance.  Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Effective Date.  As of the Effective Date, all premiums in respect of such insurance have been paid.  The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate.

SECTION 3.15. Capitalization and Subsidiaries.  Schedule 3.15 sets forth as of the Effective Date (a) a correct and complete list of the name and relationship to the Borrower of each Subsidiary of the Borrower, (b) a true and complete listing of each class of each of the Borrower’s authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and (c) the type of entity of the Borrower and each of its Subsidiaries.  All of the issued and outstanding Equity Interests owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable

SECTION 3.16. Security Interest in Collateral.  The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Lender, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Lender pursuant to any applicable law, and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Lender has not obtained or does not maintain possession of such Collateral.

SECTION 3.17. Employment Matters.  As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrower, threatened, except such as is not reasonably likely to have a Material Adverse Effect.  The hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.  All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary.

SECTION 3.18. Common Enterprise.  The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party.  Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by the Lender to the Borrower hereunder, both in their separate capacities and as members of the group of companies.  Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.19. Margin Rules.  The Borrower does not own any Margin Stock, as defined in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto, as in effect from time to time (the “Margin Stock”).  No part of the proceeds of the Loans made hereunder will be used to purchase or carry any Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

SECTION 3.20. Competing Businesses.  The Borrower and each other Loan Party each acknowledges that the Lender has disclosed to the Loan Parties that the Lender and certain of its Affiliates currently have interests in certain business ventures, including Zhejiang Wanxiang Ener1 Power Systems Co., Ltd. and Ener1, Inc., and may acquire interests in other business ventures, that compete with some or all of the business of the Loan Parties, and that the existence of any such interests shall not limit the discretion, rights or remedies of the Lender under this Agreement or any of the other Loan Documents.

SECTION 3.21. Change of Control Payments.  Neither the Borrower nor any of its Subsidiaries will become obligated to pay, accelerate the timing of or increase the amount of, any separation, severance, retention, bonus or change in control payment or similar benefit as a result of the consummation of any of the Transactions.

SECTION 3.22. Excluded Subsidiaries.  Each Excluded Subsidiary designated as such by the Borrower on the Effective Date qualifies as an Excluded Subsidiary as of such date.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date.  The Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):

(a)   Loan Agreement.  The Lender (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Lender (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)   Financial Statements and Projections.  The Lender shall have received (i) audited consolidated financial statements of the Borrower for the three most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, (ii) unaudited interim consolidated financial statements of the Borrower for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lender, reflect any material adverse change in the consolidated financial condition of the Borrower, as reflected in the audited, consolidated financial statements described in clause (i) of this paragraph, and (iii) projections through 2016; provided that receipt of such projections shall not be deemed to represent approval by the Lender of such projections.

(c)   Representation and Warranties.  The representations and warranties of the Borrower and each other Loan Party set forth in this Agreement shall be true and correct with the same effect as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

(d)   No Default.  No Default shall have occurred and be continuing.

(e)   Lien Searches.  The Lender shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties, except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Lender.

(f)   Approvals.  All governmental and third-party approvals necessary in connection with the Transactions (including any approvals from Hudson Bay Capital) shall have been obtained on terms satisfactory to the Lender in its sole discretion and shall be in full force and effect.

(g)   Insurance.  The Lender shall have received evidence of insurance coverage in form, scope and substance reasonably satisfactory to the Lender and otherwise in compliance with the terms of Section 5.09 and Section 4.12 of the Security Agreement.

The Lender shall notify the Borrower of the Effective Date, and such notice shall be conclusive and binding absent manifest error.

SECTION 4.02. Initial Loan.  The obligation of the Lender to make the Initial Loan on or after the Effective Date on any date (such date, the “Initial Loan Date”) is subject to the satisfaction of the following additional conditions on or prior to such date:

(a)   Loan Documents and Other Documents.  The Lender (or its counsel) shall have received (i) duly executed copies of the Loan Documents and written opinion of the Loan Parties’ counsel, addressed to the Lender in substantially the form of Exhibit A, (ii) a duly executed copy of the Registration Rights Agreement dated the Initial Loan Date to which the Borrower, the Lender and Wanxiang Clean Energy USA Corp. are parties and (iii) such other documents as the Lender or its counsel may have reasonably requested and which documents are listed on the list of closing documents attached hereto as Exhibit D.

(b)   Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates.  The Lender shall have received (i) a certificate of each Loan Party, dated the Initial Loan Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) attach the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

(c)   Representation and Warranties.  The representations and warranties of the Borrower and each other Loan Party set forth in this Agreement shall be true and correct with the same effect as though made on the Initial Loan Date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

(d)   No Default.  At the time of and immediately after giving effect to the making of such Loan, no Default shall have occurred and be continuing.

(e)   Representations and Warranties and No Default Certificate.  The Lender shall have received a certificate, signed by a Financial Officer of the Borrower and each other Loan Party, dated as of the Initial Loan Date (i) stating that no Default has occurred and is continuing and (ii) stating that the representations and warranties contained in Article III are true and correct as of the Initial Loan Date.

(f)   Fees.  The Lender shall have received all fees required to be paid, and all out-of-pocket expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Initial Loan Date.  All such amounts will be paid with proceeds of the Initial Loan and will be reflected in the funding instructions given by the Borrower to the Lender on or before the Initial Loan Date.

(g)   Pay-Off Letter.  The Lender shall have received satisfactory pay-off letters for all existing Indebtedness to be repaid from the proceeds of the Initial Loan, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment and all cash collateral pledged to secure letters of credit issued or guaranteed as part of such Indebtedness shall be released concurrently to the Borrower; provided that Silicon Valley Bank shall be permitted to retain its Liens on cash collateral securing obligations in respect of the Card/FX Obligations.

(h)   Funding Account.  The Lender shall have received a notice setting forth the deposit account of the Borrower (the “Funding Account”) to which the Lender is authorized by the Borrower to transfer the proceeds of any Loans requested or authorized pursuant to this Agreement.

(i)   Pledged Stock; Stock Powers; Pledged Notes.  The Lender shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) each promissory note (if any) pledged to the Lender pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(j)   Filings, Registrations and Recordings.  Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(k)   Tax Forms.  The Lender shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(l)   Silicon Valley Bank Letters of Credit.  The Borrower shall have provided written instructions to Silicon Valley Bank to advise all beneficiaries of outstanding letters of credit issued by Silicon Valley Bank for the account of the Borrower that such letters of credit will not be renewed or extended on the then current expiration date.

(m)   Approvals.  All governmental and third-party approvals necessary in connection with the Transactions (including any approvals from Hudson Bay Capital) shall have been obtained on terms satisfactory to the Lender in its sole discretion and shall be in full force and effect.

(n)   Common Stock.  The Common Stock shall be listed for trading on Nasdaq and shall not have been suspending from trading (other than trading suspension of not more than two (2) days occurring on the Effective Date as a result of business announcements by the Borrower).

(o)   Bridge Warrants.  The Lender shall have received validly issued Initial Bridge Warrants, evidencing its right to acquire shares of Common Stock on the terms and conditions set forth therein.

(p)   Absence of Certain Events.  No circumstance or event shall be continuing at such time that could reasonably be expected interfere in any material respect with the Borrower’s ability to comply with its obligations under this Agreement or the Bridge Warrants (other than due to the absence of sufficient authorized and unreserved shares in excess of 130,000,000).

Acceptance of proceeds of the Initial Loan shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 4.02.

SECTION 4.03. Each Subsequent Loan.  The obligation of the Lender to make a Loan on the occasion of any request for a Loan (other than the Initial Loan) is subject to the satisfaction of the following conditions:

(a)   Representations and Warranties.  The representations and warranties of the Borrower and each other Loan Party set forth in this Agreement shall be true and correct with the same effect as though made on and as of the date of the making of such Loan (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

(b)   No Default.  At the time of and immediately after giving effect to the making of such Loan no Default shall have occurred and be continuing.

(c)   Approvals.  All governmental and third-party approvals necessary in connection with the Transactions (including any approvals from Hudson Bay Capital) shall have been obtained on terms satisfactory to the Lender in its sole discretion and shall be in full force and effect.

(d)   Common Stock.  The Common Stock shall be listed for trading on Nasdaq and shall not have been suspending from trading (other than trading suspension of not more than two (2) days occurring on the Effective Date as a result of business announcements by the Borrower).

(e)   Bridge Warrants.  The Lender shall have received validly issued Subsequent Bridge Warrants evidencing its right to acquire shares of Common Stock on the terms and conditions set forth therein in substantially the applicable form of Exhibit E, in each case with such revisions as are contemplated therein made in a manner satisfactory to both the Lender and the Borrower.

(f)   Absence of Certain Events.  No circumstance or event shall be continuing at such time that could reasonably be expected interfere with the Borrower’s ability to comply with its obligations under this Agreement or the Bridge Warrants (other than due to the absence of sufficient authorized and unreserved shares in excess of 130,000,000).

(g)   Post-closing Deliveries.  The Lender shall have received all Mortgages, real estate-related deliverables, Collateral Access Agreements, Deposit Account Control Agreements

and Securities Account Control Agreements required to be delivered after the Effective Date pursuant to Section 5.11(c) on terms satisfactory to the Lender in its sole discretion.

(h)   Employee Retention.  The Lender shall have received evidence reasonably satisfactory to it that the composition of both the research and development and the engineering teams of the Borrower and each Subsidiary remains substantially the same as on the Effective Date, subject to customary turn-over applicable to the same or similar business operating in the same or similar locations, and, in any event, the collective experience level and expertise thereof shall not have diminished to any material extent by reason of employee resignations or departures since the Effective Date.

(i)   Chinese Government Approval.  Chinese government approval of the making of such Loan under this Agreement shall have been obtained on terms satisfactory to the Lender in its sole discretion and shall be in full force and effect.

(j)   CFIUS.  The Committee on Foreign Investment in the United States (“CFIUS”) shall have determined that the transactions contemplated by this Agreement and the Senior Convertible Note Purchase Agreement do not present any unresolved national security issues.

(k)   MA-CEC.  Unless the Lender shall agree in its sole discretion to defer satisfaction of the condition set forth in this clause (k), (i) MA-CEC and the Lender shall have entered into the MA-CEC Intercreditor Agreement in form and substance reasonably satisfactory to the Lender or (ii) the Lender shall have received evidence reasonably satisfactory to it that all outstanding obligations of the Borrower to the MA-CEC have been satisfied in full, the MA-CEC LSA has been terminated and all security interests of the MA-CEC granted by the Borrower to the MA-CEC in any of its property pursuant to the MA-CEC LSA have been terminated and released.

Acceptance of proceeds of each Loan shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in items (a) through (k) of this Section 4.03.

ARTICLE V

Affirmative Covenants

Until the Commitment has expired or terminated, the Letter of Credit has been surrendered for cancellation and all Obligations (other than any inchoate indemnity obligations under Section 8.03) have been paid in full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lender that:

SECTION 5.01. Financial Statements and Other Information.  The Borrower will furnish to the Lender:

(a)   within ninety (90) days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and the Borrower will use its commercially reasonable efforts to cause such financial statements to be accompanied by any management letter prepared by said accountants;

(b)   within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)   within twenty (20) days after the end of each fiscal month of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d)   concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit B  (i) certifying, in the case of the financial statements delivered under clause (b) or (c), as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) certifying as to the representations and warranties contained in this Agreement and the other Loan Documents, (iv) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12, and (v) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e)   concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f)   as soon as available, but in any event no later than the end of, and no earlier than sixty (60) days prior to the end of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Borrower for each month of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Lender;

(g)   as soon as possible and in any event within ten (10) days of filing thereof, copies of all tax returns filed by any Loan Party with the U.S. Internal Revenue Service after the Effective Date;

(h)   promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(i)   promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Lender may reasonably request, unless the provision of such information could reasonably be expected to result in a violation of any applicable law.

Documents required to be delivered pursuant to clauses (a), (b) and (h) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Lender of the posting of any such documents and provide to the Lender by electronic mail electronic versions (i.e., soft copies) of such documents, if requested.

SECTION 5.02. Notices of Material Events.  The Borrower will furnish to the Lender prompt (but in any event within any time period that may be specified below) written notice of the following:

(a)   the occurrence of any Default;

(b)   receipt of any notice of any governmental investigation or any litigation commenced or threatened against any Loan Party that (i) seeks damages in excess of $1,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) is commenced by the Securities and Exchange Commission, (vi) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws; (vii) contests any tax, fee, assessment, or other governmental charge in excess of $1,000,000, or (vii) involves any product recall;

(c)   any Lien (other than Permitted Encumbrances or Liens permitted under Section 6.02) or claim made or asserted against any of the Collateral;

(d)   any loss, damage, or destruction to the Collateral in the amount of $1,000,000 or more, whether or not covered by insurance;

(e)   within two (2) Business Days of receipt thereof, any and all default notices received under or with respect to any leased location or public warehouse where Collateral with a value in excess of $1,000,000 is located;

(f)   all material amendments to Specified Agreements, together with a copy of each such amendment;

(g)   the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $1,000,000; and

(h)   any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business.  Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03, and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

SECTION 5.04. Payment of Obligations; Taxes.  Each Loan Party will, and will cause each Subsidiary to, (a) file all material Tax Returns required to be filed in any jurisdiction and pay and discharge all Taxes shown to be due and payable on such returns before the same shall become delinquent or in default and (b) pay or discharge all Material Indebtedness and all other material liabilities and obligations before the same shall become delinquent or in default, except, in each case, where (x) the validity or amount thereof is being contested in good faith by appropriate proceedings, (y) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (z) such liabilities would not result in aggregate liabilities in excess of $1,000,000 and none of the Collateral becomes subject to forfeiture or loss as a result of the contest; provided, however, each Loan Party will, and will cause each Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.

SECTION 5.05. Maintenance of Properties.  Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06. Books and Records; Inspection Rights.  Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, and (b) permit any representatives designated by the Lender (including employees of the Lender, or any consultants, accountants, lawyers and appraisers retained by the Lender, upon reasonable prior notice, to visit and inspect its properties, to conduct at the Loan Party’s premises field examinations of the Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested.  The Loan Parties acknowledge that the Lender, after exercising its rights of inspection, may prepare certain Reports pertaining to the Loan Parties’ assets for internal use by the Lender.  After the occurrence and during the continuance of any Event of Default, each Loan Party shall provide the Lender with access to its suppliers.

SECTION 5.07. Compliance with Laws.  Each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds.  The proceeds of the Loans shall be used to fund general corporate purposes, capital investments and debt recapitalization ; provided that no more than 25% of each Loan shall be used for purposes of funding debt recapitalization.  No part of the proceeds of any Loan will be used, whether directly or indirectly, (a) for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X, or (b) to make any acquisition.

SECTION 5.09. Insurance.  Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including (i) loss or damage by fire and loss in transit; (ii) theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; (iii) business interruption; (iv) general liability; and (v) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses, operating in the same or similar locations, and (b) all insurance required pursuant to the Collateral Documents.  The Borrower will furnish to the Lender, information in reasonable detail as to the insurance so maintained, including but not limited to long-form lender loss payable endorsements (in the case of property insurance) or additional insured endorsements (in the case of liability insurance), which endorsements shall be delivered to the Lender by no later than 30 days after the Effective Date.

SECTION 5.10. Casualty and Condemnation.  The Borrower will (a) furnish to the Lender prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.11. Additional Collateral; Further Assurances.

(a)   Subject to applicable law, the Borrower and each Subsidiary that is a Loan Party shall, unless the Lender otherwise consents, cause each Subsidiary of the Borrower formed or acquired after the date of this Agreement in accordance with the terms of this Agreement to become a Loan Party by executing a supplement to a Loan Guaranty.  Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents, and (ii) will grant Liens to the Lender, in any property of such Loan Party which constitutes Collateral, including any parcel of real property located in the U.S. owned by any Loan Party.

(b)   The Borrower and each Subsidiary that is a Loan Party will cause 100% of the issued and outstanding Equity Interests of each of its Subsidiaries to be subject at all times to a first priority, perfected Lien in favor of the Lender pursuant to the terms and conditions of the Loan Documents or other security documents as the Lender shall reasonably request; provided that, unless otherwise requested by the Lender, no Loan Party shall be required to create or perfect any Lien under the laws of jurisdiction other than the United States, each state thereof or the District of Columbia.

(c)   Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver or cause to be executed and delivered, to the Lender such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties; provided, however, that (x) no Deposit Account Control Agreement or Securities Account Control Agreements are required to be delivered hereunder prior to the date which is thirty (30) days after the Effective Date or such later date as the Lender may agree in its sole discretion and (y) no Mortgages or other real estate-related deliverables or Collateral Access Agreements are required to be delivered hereunder prior to the date which is sixty (60) days after the Effective Date or such later date as the Lender may agree in its sole discretion; provided, further, that unless otherwise requested by the Lender, no foreign-law governed pledge, security agreement or similar agreement shall be required to create or perfect any Lien on any Collateral.

(d)   If any asset with an individual value in excess of $100,000 (including any real property or improvements thereto or any interest therein) is acquired by the Borrower or any Subsidiary that is a Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Security Agreement upon acquisition thereof), the Borrower will (i) notify the Lender, and, if requested by the Lender, cause such assets to be subjected to a Lien securing the Secured Obligations and (ii) take, and cause each Subsidiary that is a Loan Party to take, such actions as shall be necessary or reasonably requested by the Lender to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

(e)   Notwithstanding anything herein to the contrary, no Excluded Subsidiary shall be required to execute a Loan Guaranty and become a Loan Guarantor for so long as such Subsidiary shall remain an Excluded Subsidiary.  If any Excluded Subsidiary shall cease to qualify as an Excluded Subsidiary, the Borrower shall (i) promptly notify the Lender thereof and (ii) if requested by the Lender, shall cause such Subsidiary that ceased to qualify as an Excluded Subsidiary to become a Loan Guarantor by executing a supplement to the Loan Guaranty within 30 days following such request.

Notwithstanding anything in this Agreement to the contrary, no Loan Party will be required to take any steps to deliver any foreign-law governed pledges, security agreements or similar agreements or create or perfect any Lien under the laws of any jurisdiction other that the United States, each state thereof or the District of Columbia to the extent such agreements or actions are not legally permissible or possible in such jurisdiction.

SECTION 5.12. Shares Reserve. The Borrower shall maintain a reserve of authorized shares of its Common Stock in an amount equal to the Required Reserve Amount (as defined in the Bridge Warrants); provided, however, that this Section 5.12 shall not be deemed to be breached unless an Authorized Share Failure (as defined in the Bridge Warrants) has occurred and is continuing as of the Authorized Share Failure Deadline (as defined in the Bridge Warrants).

SECTION 5.13. Specified Agreements.  The Borrower and each Subsidiary that is a Loan Party shall comply with the terms and conditions of the Specified Agreements.

SECTION 5.14. Employee Retention.

(a)   At any time prior to the Senior Secured Convertible Notes Issuance Date, the composition of both the research and development and the engineering teams of the Borrower and each Subsidiary shall remain substantially the same as on the Effective Date, subject to customary turn-over applicable to the same or similar business operating in the same or similar locations, and, in any event, the collective experience level and expertise thereof shall not have diminished to any material extent by reason of employee resignations or departures since the Effective Date; and

(b)   From and after the Senior Secured Convertible Notes Issuance Date, the Borrower shall use commercially reasonable efforts to ensure that the composition of both the research and development and the engineering teams of the Borrower and each Subsidiary shall remain substantially the same as on the Senior Secured Convertible Notes Issuance Date, subject to customary turn-over applicable to the same or similar business operating in the same or similar locations.

SECTION 5.15. Post-Closing Governmental Approvals.  The Borrower shall deliver to the Lender by no later than thirty (30) days after the Effective Date (or such later date as the Lender shall agree to in its sole discretion) evidence reasonably satisfactory to the Lender that the Borrower has obtained all governmental consents and approvals that are listed on Schedule 3.03.

ARTICLE VI

Negative Covenants

Until the Commitment has expired or terminated, the Letter of Credit has been surrendered for cancellation and all Obligations (other than any inchoate indemnity obligations under Section 8.03) have been paid in full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lender that:

SECTION 6.01. Indebtedness.  No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a)   the Secured Obligations;

(b)   Indebtedness existing on the date hereof and set forth in Schedule 6.01;

(c)   Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(d)   Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(e)   Indebtedness in respect of the Senior Secured Convertible Notes;

(f)   Indebtedness constituting Permitted Second Priority Indebtedness in the aggregate principal amount not to exceed the difference between (i) $75,000,000 and (ii) the amount equal to the sum of the aggregate outstanding principal amount of the Loans and Reimbursement Obligations under this Agreement and the undrawn LC Face Amount;

(g)   Indebtedness of the Borrower or any Subsidiary represented by Capital Lease Obligations or purchase money obligations, in each case, incurred for the purpose of financing all or any portion of the purchase price or cost of construction, design or installation of property, plant and equipment in an aggregate principal amount, including any refinancing thereof, not to exceed $2,000,000 at any time outstanding;

(h)   Indebtedness in respect of the Existing Letters of Credit and any replacements thereof to the extent permitted by Section 6.13 (with such Existing Letters of Credit being deemed to have a principal amount equal to the maximum potential liability of the Borrower and its Subsidiaries thereunder) in an aggregate principal amount, not to exceed $10,000,000 at any time outstanding;

(i)   Indebtedness of A123 Systems (China) Materials Co., Ltd. to the Borrower an aggregate principal amount not to exceed $60,000,000 at any time outstanding; and

(j)   Indebtedness owed to the Borrower or any Loan Party.

SECTION 6.02. Liens.  No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)   Liens created pursuant to any Loan Document;

(b)   Permitted Encumbrances;

(c)   any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)   Liens arising by virtue of any statutory or common law provision relating to banker’s lines or similar rights;

(e)   Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;

(f)   Liens to secure Indebtedness (including Capital Lease Obligations) incurred pursuant to Section 6.01(g) covering only the assets acquired with or financed by such Indebtedness; provided that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary;

(g)   Liens on the Collateral on a pari passu basis securing Indebtedness in respect of the Senior Secured Convertible Notes so long as such Indebtedness is permitted by Section 6.01;

(h)   Liens on cash and cash equivalents in an amount not to exceed $10,000,000 securing the obligations of the Borrower in connection with (x) the Card/FX Obligations and (y)

letters of credit that constitute replacements of the Existing Letters of Credit permitted by Sections 6.01(h) and 6.13; and

(i)   Liens on the Collateral securing obligations in respect of Permitted Second Priority Indebtedness permitted by Section 6.01(f); provided that a Junior Representative acting on behalf of the holders of such Indebtedness shall have become party to or otherwise subject to the provisions of a Junior Lien Intercreditor Agreement in form and substance satisfactory to the Lender.

SECTION 6.03. Mergers; Nature of Business.

(a)   No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Subsidiary of the Borrower that is a Loan Party may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Loan Party (other than the Borrower) may merge into any other Loan Party in a transaction in which the surviving entity is a Loan Party, and (iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lender.

(b)   No Loan Party will, nor will it permit any Subsidiary to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions.  No Loan Party will, nor will it permit any Subsidiary to, form any subsidiary after the Effective Date, or purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any evidences of indebtedness or Equity Interest of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a)   Permitted Investments;

(b)   investments in existence on the date hereof and described in Schedule 6.04;

(c)   investments by the Borrower and the Subsidiaries in Equity Interests in their respective Subsidiaries that are Loan Parties, provided that any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Agreement (subject to the limitations applicable to common stock of a Foreign Subsidiary referred to in Section 5.12);

(d)   subject to Sections 4.2(a) and 4.4 of the Security Agreement, notes payable, or stock or other securities issued by any Person obligated on an account receivable owing to a Loan Party pursuant to negotiated agreements with respect to settlement of such account receivable in the ordinary course of business, consistent with past practices;

(e)   investments received in connection with the dispositions of assets permitted by Section 6.05;

(f)   investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(g)   investments in A123 Systems (China) Materials Co., Ltd. made in the ordinary course of business through intercompany Indebtedness permitted by Section 6.01(i); and

(h)   Capital Expenditures permitted pursuant to Section 6.11.

SECTION 6.05. Asset Sales.  No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease, grant exclusive licenses (other than Permitted Encumbrances) or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or another Subsidiary in compliance with Section 6.04), except:

(a)   sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business or (iii) assets disposed of in connection with the winding up or liquidation of any Excluded Subsidiary;

(b)   sales, transfers and dispositions of assets to the Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary shall be made in compliance with Section 6.08;

(c)   sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(d)   sales, transfers and dispositions of Permitted Investments and other investments permitted by clause (f) of Section 6.04; and

(e)   dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b) and (e) above) shall be made for fair value and for at least 75% cash consideration.

SECTION 6.06. Sale and Leaseback Transactions.  No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

SECTION 6.07. Restricted Payments; Certain Payments of Indebtedness.

(a)   No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i)  Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests and (ii) the Borrower may make Restricted Payments, not exceeding $1,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries in effect as of July 31, 2012.

(b)   No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, if an Event of Default has occurred and is continuing or would result therefrom, except:

(i)   payment of Indebtedness created under the Loan Documents; and

(ii)   payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof.

SECTION 6.08. Transactions with Affiliates.  No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions that (a) are in the ordinary course of business, (b) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, and (c) are approved in accordance with the applicable state laws and, if required, the applicable Nasdaq listing requirements and (ii) transactions with the Lender or any of its Affiliates.

SECTION 6.09. Restrictive Agreements.  No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.10. Amendment of Material Documents.  No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness, (b) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, or (c) the Specified Agreements; provided that the foregoing will not apply to (i) amendments to the Borrower’s certificate of incorporation to increase the number of authorized shares of Common Stock or (ii) amendments to Specified Agreements that are immaterial in substance or that do not reduce the economic benefit to the Loan Parties.

SECTION 6.11. Capital Expenditures.  The Borrower will not, nor will it permit any Subsidiary to, incur or make any Capital Expenditures (i) during the period from August 1, 2012 to December 31, 2012, in an aggregate amount exceeding $16,600,000 or (ii) during any subsequent period, in an aggregate amount exceeding the amount specified therefor in a budget for such period that shall have been approved by the Lender following its review of the Projections for such period.

SECTION 6.12. Minimum Liquidity.  The Borrower shall maintain on deposit cash in an aggregate amount equal to not less than:

(a)     at any time during the period of time from the Effective Date until the date all of the HB Notes shall have been extinguished (whether by repayment in full or conversion into Common Stock of the Borrower or any combination thereof) (the “HB Termination Date”), $40,000,000 (the “Minimum Liquidity Threshold”); provided that if Section 15(n) in each HB Note shall provide that the “Minimum Cash Balance” shall be not less than  $20,000,000 (or any greater amount that is less than $40,000,000) (the “HBN Threshhold”), the Minimum Liquidity Threshold shall be an amount equal to the HBN Threshold in effect from time to time until the HB Termination Date;

(b)     at any time during the period of time from the HB Termination Date until the Senior Secured Convertible Notes Issuance Date, $32,000,000; and

(c)    at any time from and after the Senior Secured Convertible Notes Issuance Date, $40,000,000.

SECTION 6.13. Existing Letters of Credit.  The Borrower shall not renew or extend (or permit renewal or extension of) any Existing Letter of Credit; provided that the foregoing shall not prohibit the Borrower from obtaining replacements for such Existing Letters of Credit upon the expiration thereof, it being understood that the Letter of Credit shall not be available to support any such replacement.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)   the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)   the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)   any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been false, misleading or incomplete when made or deemed made;

(d)   any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence) or 5.08 or in Article VI;

(e)   any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of ten (10) days after the earlier of knowledge of such breach or notice thereof from the Lender;

(f)   any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)   any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)   an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Subsidiary of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for thirty (30) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)   any Loan Party or any Subsidiary of any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;

(j)   any Loan Party or any Subsidiary of any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)   (i) one or more judgments for the payment of money in an aggregate amount in excess of $2,000,000 (to the extent not covered by an independent third-party insurer that has not denied coverage) shall be rendered against any Loan Party, any Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of thirty (30)

consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party to enforce any such judgment; or (ii) any Loan Party or any Subsidiary of any Loan Party shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l)   an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)   the occurrence of any “default,” as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond the shorter of (i) any period of grace therein provided, or (ii) ten (10) days after the earlier of knowledge of such breach or notice thereof from the Lender;

(n)   the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;

(o)   except as permitted by the terms of any Collateral Document, (i) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby, or (ii) any Lien securing any Secured Obligation shall cease to be a perfected, first priority Lien;

(p)   any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document;

(q)   any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(r)   during any period that the aggregate outstanding principal amount of the HB Notes shall exceed $1,000,000, any “Event of Default” thereunder shall occur;

(s)   the Common Stock shall be delisted from Nasdaq or trading shall be suspended for more than five (5) consecutive trading days or more than fifteen (15) trading days in any three hundred sixty-five (365) day period;

(t)   either (i) the U.S. Department of Energy $249,000,000 American Recovery and Reinvestment Act grant to the Borrower or (ii) the State of Michigan $25,000,000 yearly tax credit ceases to be in effect other than, in each case, as a result from, or pursuant to, actions by, or directed by, the Lender or any of its Affiliates;

(u)   the condition to closing set forth in Section 4.9 of the Securities Purchase Agreement (Shareholder Approvals) shall not have been satisfied on or prior to the 120th day after the Effective Date; or

(v)   the Bridge Warrant Shares have not been approved for listing on Nasdaq, subject to official notice of issuance, on or prior to the 120th day after the Effective Date;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitment, whereupon the Commitment shall terminate immediately, (ii) require the Borrower to comply with cash collateralization requirements set forth in Section 2.13, and (iii) declare the Loans and unpaid LC Obligations then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and unpaid LC Obligations so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or ( i) of this Article, the Commitment shall automatically terminate and the principal of the Loans and unpaid LC Obligations then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.  Upon the occurrence and the continuance of an Event of Default, the Lender may increase the rate of interest applicable to the Loans and other Obligations as set forth in this Section 2.07(c) and exercise any rights and remedies provided to the Lender under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Notices.

(a)   Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i)   if to any Loan Party, to the Borrower at:

A123 Systems, Inc.
200 West Street
Waltham, Massachusetts 02451
Attention:  David Vieau, President & CEO
Facsimile No:  (617) 924-8910

With a copy to:

A123 Systems, Inc.
200 West Street
Waltham, Massachusetts 02451
Attention:  General Counsel
Facsimile No:  (617) 924-8910

With a copy to:

Latham & Watkins LLP
1000 Winter Street, Suite 3700
Waltham, Massachusetts 02451
Attention:  John Chory
Facsimile No:  (212) 751-4864

(ii)   if to the Lender, to Wanxiang America Corporation at:

88 Airport Road
Elgin, Illinois 60123
Attention:  Paul Cumberland
Facsimile No:  (847) 931-4838

With a copy to:

Sidley Austin LLP
1 S. Dearborn St.
Chicago, Illinois 60603
Attention:  John R. Box
Attention:  Thomas P. Brown
Facsimile No:  (312) 853-7036

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, or (ii) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b)   Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Lender; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Lender.  The Lender or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c)   Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 8.02. Waivers; Amendments.

(a)   No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Lender hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b)   Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender, or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Lender and the Loan Party or Loan Parties that are parties thereto.

SECTION 8.03. Expenses; Indemnity; Damage Waiver.

(a)   The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Lender (excluding the allocated costs of its internal legal department), in connection with the credit facility provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Lender, including the fees, charges and disbursements of any counsel for the Lender (whether outside counsel or the allocated costs of its internal legal department), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.  Expenses being reimbursed by the Borrower under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i)   appraisals and insurance reviews;

(ii)   field examinations and the preparation of Reports based on the fees charged by a third party retained by the Lender or the internally allocated fees for each Person employed by the Lender with respect to each field examination;

(iii)   background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Lender;

(iv)   taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Lender’s Liens;

(v)   sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(vi)   forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

(b)   The Borrower shall indemnify the Lender, and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) the failure of the Borrower to deliver to the Lender the required receipts or other required documentary evidence with respect to a payment made by the Borrower for Taxes pursuant to Section 2.09, (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or such Indemnitee’s Affiliates and the respective directors, officers and employees of such Indemnitee and such Indemnitee’s Affiliates.  This Section 8.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c)   The relationship between any Loan Party on the one hand and the Lender on the other hand shall be solely that of debtor and creditor.  The Lender (i) shall not have any fiduciary responsibilities to any Loan Party or (ii) does not undertake any responsibility to any Loan Party to review or inform such Loan Party of any matter in connection with any phase of any Loan Party’s business or operations.  To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(d)   All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand therefor.

SECTION 8.04. Successors and Assigns.

(a)   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)   The Lender may assign to one or more Eligible Assignees (as defined below) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it).  For purposes of this Agreement, “Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or, with respect to any Lender that is an investment fund, any other investment fund that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, (ii) a commercial bank, insurance company, investment or mutual fund or other Person that is an “accredited investor” (as defined in Regulation D under the Securities Act) or (iii) a corporate entity that possesses financial sophistication and standing similar to that of the Lender.  Subject to notification of an assignment, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.08, 2.09 and 8.03).  The Borrower hereby agrees to execute any amendment and/or any other document that may be necessary to effectuate such an assignment, including an amendment to this Agreement to provide for multiple lenders and an administrative agent to act on behalf of such lenders.  Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(c)   The Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.08 and 2.09 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.09 and 2.10 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.08 or 2.09, with respect to any participation, than the Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  The Lender shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that the Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)   To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were the Lender, provided such Participant agrees to be subject to Section 2.10(b) as though it were the Lender.

SECTION 8.05. Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender, the Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitment has not expired or terminated.  The provisions of Sections 2.06, 2.08, 2.09 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitment or the termination of this Agreement or any provision hereof.

SECTION 8.06. Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.07. Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.08. Right of Setoff.  If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any obligations at any time owing by the Lender or Affiliate to or for the credit or the account of the Borrower or such Loan Guarantor against any of and all the Secured Obligations held by the Lender, irrespective of whether or not the Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which the Lender may have.

SECTION 8.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a)   The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York.

(b)   Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)   Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)   Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.10. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.11. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.12. Confidentiality.  The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority; provided, unless specifically prohibited by applicable law or court order, the Lender shall make reasonable efforts to notify the Borrower of any request by any Chinese regulatory authority or representative thereof, (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, provided, unless specifically prohibited by applicable law or court order, the Lender shall make reasonable efforts to notify the Borrower of any request by any Chinese regulatory authority or representative thereof, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a non-confidential basis from a source other than the Borrower; provided that, any failure by the Lender to notify the Borrower of the requested disclosures in accordance with clauses (b) and (c) above shall not give rise to any liability for the Lender.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 8.13. Nonreliance; Violation of Law.  The Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Loans provided for herein.  Anything contained in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 8.14. USA PATRIOT Act.  The Lender is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

SECTION 8.15. Disclosure.  Each Loan Party hereby acknowledges and agrees that the Lender and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.  In addition, each Loan Party hereby acknowledges that the Lender holds Bridge Warrants from the Borrower.

SECTION 8.16. Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lender.

SECTION 8.17. Termination and Release.  Upon the termination of the Commitment hereunder, the surrender of the Letter of Credit for cancellation and indefeasible payment in full in cash or other immediately available funds of all Obligations (other than any inchoate indemnity obligations under Section 8.03), this Agreement shall terminate and be of no further force and effect (other than with respect to any provisions of this Agreement that survive the termination hereof), the Lien securing the Obligations hereunder granted to the Lender, solely in its capacity as the Lender hereunder, shall be released and the Lender shall, at the sole cost and expense of the Borrower, execute such documents and take such other steps as reasonably requested by the Borrower to effectuate such release.  The termination and release contemplated in this Section 8.17 shall not release, terminate, impair, diminish or otherwise affect any of the NPA Obligations, any Lien granted by the Borrower or any other Loan Party to secure the NPA Obligations or any other obligation or liability of the Borrower or any other Loan Party to any Person other than the Lender in its capacity as “Lender” hereunder.  Without limiting the generality of the foregoing, following the termination and release contemplated herein, all obligations and liabilities of, and all Liens granted by, the Borrower or any Loan Party to Wanxiang or any of its Affiliates acting in any capacity other than as Lender hereunder shall continue be in full force and effect in accordance with any such documents governing such obligations, liabilities and Liens until indefeasible payment in full in cash or other immediately available funds of such obligations and liabilities.

ARTICLE IX

Role of Agent

In the event that the Lender shall at any time assign any portion of its interest hereunder pursuant to Section 8.04, with the effect that there shall be more than one “Lender” hereunder (each, a “Participating Lender”), and at all times that there shall be more than one Participating Lender hereunder, the provisions of this Article IX shall apply.

SECTION 9.01. Designation of Agent.  Wanxiang shall act as agent (the “Agent”) for all Participating Lenders hereunder, as collateral agent for all Participating Lenders under the Security Agreement for purposes of any grant of collateral security being made by the Borrower in connection with this Agreement and as agent for the Participating Lenders under or in connection with any other Loan Document.  Each Participating Lender irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are set forth for the Agent in the Security Agreement and as are delegated to the Agent by the Participating Lenders from time to time, together with such actions and powers as are reasonably incidental thereto.  Each Participating Lender acknowledges that Wanxiang will be acting as collateral agent under the Security Agreement in respect of all “Lenders” from time to time parties to this Agreement and all Persons from time to time holding the Senior Secured Convertible Notes or interests therein (the “Holders”), and that the collateral security being provided by the Borrower to such Lender and such Holders will be a single pool of assets and interests in property to be shared by such Lenders and such Holders as secured parties on a pari passu basis.  Notwithstanding anything herein to the contrary, the provisions of this Section 9.01 shall apply at all times without regard to how many “Lenders” are party hereto at such time.

SECTION 9.02. Intercreditor Matters.  The Participating Lenders shall agree among themselves on their respective voting rights and related intercreditor matters for purposes of this Agreement and shall timely provide instructions and direction to the Agent in accordance with such agreement in respect of any action to be taken by the Lender, any consent to be obtained from the Lender or any right or discretion to be exercised by the Lender under the Loan Documents.  Unless otherwise agreed among the Participating Lenders, the rights and priorities of the Participating Lenders shall at all times be pari passu.  Nothing contained herein shall impair, diminish or otherwise modify the right of any Participating Lender to receive its respective interest in any payment due the Lender hereunder.

SECTION 9.03. Actions by and Communications with the Agent.  Notwithstanding the existence of several Participating Lenders hereunder, the Borrower shall be permitted to assume that any notice or instruction from the Agent, or any action taken by the Agent, shall have been duly authorized by the Participating Lenders without any requirement that the Borrower at any time seek confirmation thereof from any Participating Lender.  Any communication in connection with this Agreement made by the Borrower to the Agent shall be deemed to be a communication by the Borrower to all Participating Lenders.

SECTION 9.04. Payments.  Unless otherwise instructed by the Agent, each payment to be made by the Borrower hereunder to the Lender shall be made to the Agent and payment when so made shall be deemed to be payment to each Participating Lender of its respective interest therein.  The Agent shall assume responsibility for allocating among and disbursing to the Participating Lenders in accordance with their respective interests any payment made by the Borrower to the Agent for the benefit of the Participating Lenders.

SECTION 9.05. Independent Analysis.  Each Participating Lender acknowledges that it has, independently and without reliance upon the Agent or any other Participating Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Participating Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Participating Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

SECTION 9.06. Actions in Concert.  Each Participation Lender agrees that no Participating Lender shall have the right to individually seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Agent for the benefit of the Participating Lenders upon the terms of the Collateral Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

A123 SYSTEMS, INC.

By:	/s/ David P. Vieau
Name:	David P.Vieau
Title:	President & CEO

WANXIANG AMERICA CORPORATION

By:	/s/ Pin Ni
Name:	Pin Ni
Title:	President